Equity Pledge AGREEMENT

This Equity Pledge Agreement (the "Agreement") is entered into on July 8, 2011 among and between the following parties:

Pledgee: Galaxy Strategy & Communications (Beijing) Management Co., Ltd. (北京银河星系管理咨询有限公司)

Pledgor: Haijuan Xu

Target Company: Beijing Lianhe Chuangxiang Advertising Co., Ltd. (北京联合创想广告有限公司)

WHEREAS:

1.	The Pledgor is a citizen of the People's Republic of China (the "PRC"). The Pledgor is the controlling shareholder of the Target Company, a limited liability company incorporated under the laws of the PRC and having its registered office at Unit 1211-2, Great Wall Building, 22 Shijingshan Road, Shijingshan District, Beijing, and carrying on the advertising services business, with Tongyue Qiao as legal representative.

2.	The Pledgee, a wholly-foreign owned company incorporated in Beijing under the laws of the PRC, and the Target Company, 100% owned by the Pledgor, entered into the Exclusive Consulting Services Agreement (the "Service Agreement") on July 8, 2011.

3.	In order to guarantee the rights of the Pledgee over the technical and consulting service fees payable from the Target Company, the Pledgor agrees to pledge all its equity interest in the Target Company to the Pledgee as a security for the Pledgee to collect the technical and consulting service fees under the Service Agreement.

In order to perform the Service Agreement, the Pledgee and the Pledgor through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.	Definitions

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	Pledge means the full contents of Article 2 hereunder.

1.2	Equity Interest means all the 100% equity interests in the Target Company, legally held by the Pledgor.

1.3	Rate of Pledge means the ratio between the value of the pledge under this Agreement and the technical and consulting service fees under the Service Agreement.

1.4	Term of Pledge means the period provided for under Article 3.2 hereunder.

1.5	Service Agreement means the Exclusive Consulting Services Agreement entered into by the Target Company and the Pledgee.

1.6	Event of Default means any event in accordance with Article 7 hereunder.

1.7	Notice of Default means the notice of default issued by the Pledgee in accordance with this Agreement.

2.	Pledge

2.1	The Pledgor agrees to pledge all its equity interest in the Target Company to the Pledgee as a guarantee for the technical and consulting service fees payable to the Pledgee under the Service Agreement.

2.2	Pledge under this Agreement refers to the rights owned by the Pledgee who shall be entitled to have priority in receiving the payment by the evaluation or proceeds from the auction or sale of the Equity Interests pledged by the Pledgor to the Pledgee.

3.	Rate of Pledge and Term of Pledge

3.1	Rate of Pledge

3.1.1	The Rate of Pledge shall be 100%.

3.2	Term of Pledge

3.2.1	The pledge of Equity Interests under this Agreement shall take effect as of the date when recorded in the Register of Shareholder of the Target Company, and will remain in effect for so long as the Service Agreement remains effective.

3.2.2	During the term of the Pledge, the Pledgee shall be entitled to exercise and dispose of the Pledge in accordance with this Agreement in the event that the Target Company fails to pay technical and consulting service fees in accordance with the Service Agreement or any other payables, or breach any warranty, representation or undertaking under the same.

4.	Physical Possession of Documents of Pledge

4.1	Within the term of Pledge, the Pledgor shall deposit the capital contribution certificate (if any) of the Target Company to the Pledgee. The Pledgor shall deliver its capital contribution certificate, if any, to the Pledgee within a week after the signing of this Agreement.

5.	Representations and Warranties of the Pledgor

5.1	All of the Target Company’s registered capital to be contributed by the Pledgor has been fully injected, who is the legitimate owner of the Equity Interest.

5.2	Unless otherwise provided in this Agreement, the Pledgee shall not be intervened by any parties at any time when exercising its rights in accordance with this Agreement as long as such exercise doesn’t violate the PRC Law.

5.3	Unless otherwise provided in this Agreement, the Pledgee shall be entitled to dispose or assign the Pledge in accordance with this Agreement as long as such exercise doesn’t violate the PRC Law and the Pledgor shall cooperate with the Pledgee unconditionally.

5.4	No Pledge has been created over the Equity Interest of the Pledgor to any other person except for the Pledgee.

6.	Undertakings of the Pledgor

6.1	During the term of this Agreement, The Pledgor undertakes to the Pledgee to perform its obligations as below and, as a shareholder, to cause the Target Company to perform the relevant obligations:

6.1.1	The Pledgor may not assign or otherwise transfer all or any part of its Equity Interest or create, or permit the existence of, any pledge that may affect the rights and interests of the Pledgee, without the prior written consent of the Pledgee, unless according to the equity purchase agreement entered into by the Pledgor, the Target Company, the Pledgee or its shareholder(s).

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6.1.2	The Articles of Association of the Target Company shall not be amended, or supplemented, and the registered capital of the Target Company shall not be increased or reduced, and the composition of the Target Company’s registered capital shall not be altered otherwise, unless consented by the Pledgee with prior written notice.

6.1.3	Within the Term of Pledge, without the prior written consent of the Pledgee, the Target Company may not sell, transfer, mortgage or in any other means, dispose of any asset, business or interests of income of equal to or over 3% of its audited net asset (including the intangible assets) value as of the end of the last fiscal year, or permit any lien to be created over the same.

6.1.4	Without the prior written consent of the Pledgee, the Target Company may not undertake, inherit, secure or allow the existence of any debt unless (a) the debt is incurred through normal or daily operations without taking loans, or (b) the debt has been disclosed to and consented to in writing by the Pledgee.

6.1.5	The Target Company may not merge, associate with, acquire or invest into any entity without the prior written consent of the Pledgee.

6.1.6	Without the prior written consent of the Pledgee, the Target Company may not enter into any material contract valued equal to or over 10% of its audited net asset (including the intangible assets) value as of the end of the last fiscal year.

6.1.7	The Target Company may not provide any loan or credit to any entity without the prior written consent of the Pledgee.

6.1.8	Without the prior written consent of the Pledgee, the business scope and the principal business of the Target Company shall not be changed.

6.1.9	The Target Company shall manage all its ordinary operations to keep the value of the assets and refrain from any action or inaction capable of adversely affecting its operations and asset value.

6.1.10	To keep the ownership of the Target Company regarding all its assets, to sign all necessary or appropriate documents, take all necessary or appropriate actions, make all necessary or appropriate claims, or make necessary or appropriate defenses against all claims.

6.1.11	Within the term of pledge, the Target Company shall not distribute any dividend to its shareholders unless consented by the Pledgee in writing in advance.

6.1.12	To comply with and perform all provisions of the laws and regulations in respect of the Pledge; when receiving notices, instructions or suggestions from relevant authority in respect of the Pledge, to show the Pledgee the notice, instruction or suggestion afore-mentioned, and to comply with the notice, instruction or suggestion mentioned or raise objection and make representation in accordance with reasonable requirement of the Pledgee or through prior consent by the Pledgee.

6.1.13	To notify the Pledgee in time of any event or received notice that may affect the pledged Equity Interest or any part of it, or that may change any warranty or obligation of the Pledgee under this Agreement, or that may affect the Pledgee’s performing its obligations under this Agreement.

6.1.14	The pledgor acknowledges that the realization of the Pledge under the Agreement may affect its right for claiming indemnification from the Target Company and hereby waives such right.

6.1.15	Prior to the appointment of directors to the Target Company according to its relevant articles of association, the Pledgor shall consult with the Pledgee and make the appointment with the written consent of the Pledgee.

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6.1.16	The Pledgor agrees and guarantees that the Pledgee has the right to appoint accountants to audit or investigate the Target Company periodically or at any time, and will guarantee the Target Company’s unconditional performance of the management opinions as proposed by the accountants after the audit or investigation in respect of the management and internal control of the Target Company.

6.2	The Pledgor agrees that the rights of the Pledgee in connection with the Pledge under this Agreement shall not be impeded or harmed by any legal proceedings initiated by the Pledgor or its inheritor or its delegate.

6.3	The Pledgor warrants to the Pledgee that, to protect or perfect the security for the technical and consulting fees under the Service Agreement as created under this Agreement, the Pledgor will sign honestly and cause other parties interested in the Pledge to sign all requisite right certificates and covenants, and/or perform or get other interested parties to perform other actions required by the Pledgee, and provide facility to the enforcement of rights and authorization as provided in this Agreement to the Pledgee, sign with the Pledgee or person (natural or legal) designated by it all modification documents to the equity certificate, and provide to the Pledgee within a reasonable time all notices, orders or decisions as deemed necessary by the Pledgee in respect of the Pledge.

6.4	For the interests of the Pledgee, the Pledgor hereby guarantees to comply with and perform all the warranties, consents, agreements, representations and conditions, and to indemnify the Pledgee all relevant damages incurred due to Pledgor’s breach or partial breach of the above.

7.	Events of Default

7.1	The following events shall be regarded as the event of default:

7.1.1	The Target Company fails to make in time and in full payment of the technical and consulting service fees payable or any other payables, or violates any warranty, representation or undertaking, under the Service Agreement;

7.1.2	Any materially misleading or false representation or warranty made by the Pledgor under Article 5 of this Agreement, and/or any breach of any representation and warranty made by the Pledgor under Article 5 of this Agreement.

7.1.3	The Pledgor breaches any undertaking stated in Article 6 of this Agreement.

7.1.4	The Pledgor abandons or transfers the pledged Equity Interest without written consent of the Pledgee, except as provided for in paragraph 6.1.1 of this Agreement.

7.1.5	Any loan, lien, reimbursement, consent or any other payment obligation of the Pledgor is (a) requested to be paid in advance or performed due to breach, or (b) due but not paid or performed as scheduled, so that Pledgee deems the Pledgor’s ability to perform its obligations under this Agreement to have been affected.

7.1.6	The Pledgee deems the Pledgor’s ability to perform its obligations pursuant to this Agreement to have been affected due to an adverse change in the Pledgor’s property.

7.1.7	The successor or custodian of the Target Company can only perform partially or refuse to fulfil the payment obligations under the Service Agreement.

7.1.8	Other circumstances causing the Pledgee not able to perform the rights in connection with the Pledge as provided for by the relevant laws.

7.2	The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware of or finds that any event under Article 7.1 herein or any event that may result in the foregoing events has happened.

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7.3	Unless the event of default under Article 7.1 herein has been solved to the Pledgee's satisfaction, the Pledgee, at any time when the event of default happens or thereafter, may give a written notice of default to the Pledgor that the Pledgee will exercise its right of pledge in accordance with Article 8 of this Agreement.

8.	Exercise of the Pledge

8.1	The Pledgor shall not transfer its Equity Interest without written consent of the Pledgee and/or within the validity term of this Agreement.

8.2	The Pledgee shall give a notice of default to the Pledgor when the Pledgee exercises the Pledge.

8.3	Subject to Article 7.3, the Pledgee may exercise the right to dispose of the Pledge at any time when the Pledgee gives a notice of default in accordance with Article 7.3 or thereafter.

8.4	The Pledgee is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the Equity Interests pledged herein in accordance with legal procedure until the outstanding technical and consulting service fees and all other payables under the Service Agreement are repaid.

8.5	The Pledgor shall not hinder the Pledgee from disposing of the Pledge in accordance with this Agreement and shall give necessary assistance unconditionally so that the Pledgee could realize his Pledge.

9.	Transfer or Assignment

9.1	The Pledgor shall not have the right to donate or transfer its rights and obligations under this Agreement without prior consent of the Pledgee.

9.2	This Agreement shall be binding upon the Pledgor and its successors and be effective to the Pledgee and his each successor and assignee.

9.3	The Pledgee may transfer or assign all or any rights and obligations under the Service Agreement to its designated party (natural person or legal entity) at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the rights and obligations under the Service Agreement, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

9.4	After the change of Pledgee caused by the transfer or assignment hereof, the new parties of the Pledge shall re-execute a pledge agreement, which shall not enact lower requirements for the Pledgor than those in this Agreement.

10.	Termination

This Agreement can be terminated when the technical and consulting service fees under the Service Agreement and other payable are paid off and the Target Company will no longer undertake any obligations under the Service Agreement, or upon mutual agreement by the Pledgee and Pledgor, and the Pledgee shall cancel or terminate this Agreement within reasonable time as soon as practicable.

11.	Fees and other Charges

11.1	The Pledgor and Pledgee shall bear in equal share all the fees and actual expenditures in relation to this Agreement including but not limited to legal fees, cost of production, stamp tax and any other taxes and charges.

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11.2	The Pledgor shall bear all the fees (including but not limited to any taxes, administrative fees, management fees, litigation fees, legal fees, and various insurance premiums in connection with disposition of Pledge) incurred as a result of the Pledgor’s failure to pay any payable taxes, fees or charges in accordance with this Agreement, or any other reasons, resulting in that the Pledgee recourses by any means.

12.	Force Majeure

12.1	“Force Majeure event(s)” means any event that goes beyond the reasonable control of one party and is unavoidable even if the affected party pays reasonable attention to it, including but not limited to government act, natural force, fire, explosion, geographic changes, storm, flood, earthquakes, tides, lightening or wars. However, inadequate credit, funds or finance should not be deemed as beyond one party’s reasonable control. Any party that is affected by Force Majeure and seeks exemption from obligations under this Agreement shall notify the event to the other party and the steps to be taken.

12.2	Where the Agreement is delayed or impeded from performance because of any force majeure, in respect of the delay or impediment, the party affected by such event shall not assume any liability under this Agreement, provided that the party has performed the Agreement in reasonable efforts but the delay or impediment is still unavoidable. In addition, if the cause for such exemption is rectified or remedied, all parties consent to resuming the performance of this Agreement through best efforts.

13.	Dispute Resolution

13.1	This Agreement shall be governed by and construed in accordance with the PRC law.

13.2	The parties shall settle any dispute arising from the interpretation or performance, or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission ("CIETAC") for arbitration. The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the parties.

14.	Notice

Any notice or other message stipulated in this Agreement or in accordance with the same, shall be by mail, sent in person (including express mail services) or fax to the receiver according to the address or fax number of the receiver as set out in the front page of this Agreement. If sent in person, it is delivered when the actual delivery is made; if sent in mailing, it is deemed to have been delivered on the 10th day after sending; if sent in fax, it is delivered when being sent. If the delivery date is not business day or the delivery arrives after business hours of a day, the first following business day is the delivery date.

15.	Effectiveness

15.1	This agreement and any amendments, modifications, or supplements, shall be in writing and come into effect upon being executed and sealed by the parties hereto.

15.2	This Agreement is executed in 3 duplicates in Chinese.

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Galaxy Strategy & Communications (Beijing) Management Co., Ltd.

By:	/s/ Qiang Wu
Authorised Signature and seal
Name: Qiang Wu
Title:

Haijuan Xu

/s/ Haijuan Xu
Signature

Beijing Lianhe Chuangxiang Advertising Co., Ltd.

By:	/s/ Tongyue Qiao
Authorised Signature and seal
Name: Tongyue Qiao
Title:

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